UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 24, 2008

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51786	87-0722777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 676-8321

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2008, NightHawk Radiology Holdings, Inc. (the “Company”) and Mr. David Engert entered into a letter agreement that set forth terms upon which Mr. Engert would be employed as chief executive officer of the Company. The Company and Mr. Engert are currently negotiating the terms of a formal employment agreement, which shall be based upon, and supersede in its entirety, such offer letter. The Company previously announced Mr. Engert’s appointment as its chief executive officer in the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2008 (which is incorporated herein by reference).

Pursuant to the terms of the offer letter, Mr. Engert’s cash compensation shall consist of (i) an annual base salary of $450,000, and (ii) subject to the terms and conditions of the employment agreement, a target annual bonus of 60% of his base salary and a maximum bonus of 100% of his base salary. In addition, the compensation committee of the board of directors of the Company will recommend to the full board that the Company grant Mr. Engert (i) as soon as practicable, options to purchase up to an aggregate of 750,000 shares of the Company’s common stock, one-eighth (1/8th) of which shall vest six months following the commencement of Mr. Engert’s employment with the remaining shares vesting ratably each month over the following forty-two (42) months, and (ii) at the first meeting of the board after January 1, 2010, an additional option to purchase up to 50,000 shares of the Company’s common stock, which shall vest ratably each month over forty-eight (48) months. Each of the option grants shall be made in accordance with the terms and conditions of the Company’s 2006 Equity Incentive Plan and the historical option grant practices of the Company’s board of directors.

In addition, if at any time during the first six (6) months of Mr. Engert’s employment he is terminated without cause or if he resigns for good reason (each to be defined in the employment agreement), Mr. Engert will be entitled to receive: (i) cash severance payments for a period of three (3) months following the termination of his employment; (ii) reimbursement for health insurance premiums for a period of six (6) months following the termination of his employment; and (iii) the acceleration of six (6) months worth of vesting under each of his outstanding option grants (including grants previously made to him in his capacity as a director of the Company).

If at any time following the completion of his first six (6) months of employment with the Company Mr. Engert is terminated without cause or if he resigns for good reason, Mr. Engert will be entitled to receive: (i) cash severance payments for a period of twelve (12) months following the termination of his employment; (ii) reimbursement for health insurance premiums for a period of twelve (12) months following the termination of his employment; and (iii) the acceleration of twelve (12) months worth of vesting under each of his outstanding option grants (including grants previously made to him in his capacity as a director of the Company).

In the event that Mr. Engert is terminated without cause within twelve (12) months of a change of control (to be defined in the employment agreement) of the Company, the remaining unvested shares under all of Mr. Engert’s outstanding option grants and other equity incentive grants then held by him shall become immediately vested and exercisable.

Mr. Engert will also be entitled to: (i) participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s health and welfare plans; (ii) receive twenty (20) days of paid vacation per year; and (iii) be reimbursed for reasonable and documented travel, entertainment or other expenses incurred by him in the furtherance of or in connection with the performance of his duties as the chief executive officer, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

A copy of the offer letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

99.1	Offer Letter, dated November 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2008

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ David Sankaran
David Sankaran Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Offer Letter, dated November 24, 2008